Exhibit 1.1

The Stock Exchange of Hong Kong Limited takes no responsibility for the contents of this announcement, makes no representation as to its accuracy or completeness and expressly disclaims any liability whatsoever for any loss howsoever arising from or in reliance upon the whole or any part of the contents of this announcement

CHINA UNICOM LIMITED (Stock code: 762)

(Incorporated in Hong Kong with limited liability under Companies Ordinance)

ANNOUNCEMENT

The Board is pleased to disclose the operational statistics of the Group for the month of May 2004.

The Board of the Company (the “Board”) is pleased to disclose the operational statistics of the Company and its subsidiaries (collectively the “Group”) for the month of May 2004.

Operational Statistics for the month of May 2004 and the comparative figures for the previous month are as follows:-

		May 2004	April 2004
1.	CELLULAR BUSINESS (Note 3):

	Aggregated Number of GSM Cellular Service Subscribers	77.768 million	76.742 million
	• Post-paid Subscribers	40.449 million	40.234 million
	• Pre-paid Subscribers	37.319 million	36.508 million
	Aggregated Net Addition in 2004 of GSM Cellular Service Subscribers	5.198 million	4.172 million
	• Post-paid Subscribers	0.886 million	0.672 million
	• Pre-paid Subscribers	4.312 million	3.500 million
	Aggregated Number of CDMA Cellular Service Subscribers	23.000 million	22.300 million
	• Post-paid Subscribers	21.481 million	20.892 million
	• Pre-paid Subscribers (Note 4)	1.519 million	1.408 million
	Aggregated Net Addition in 2004 of CDMA Cellular Service Subscribers	4.055 million	3.354 million
	• Post-paid Subscribers	3.500 million	2.911 million
	• Pre-paid Subscribers (Note 4)	0.555 million	0.443 million

2.	INTERNATIONAL & DOMESTIC LONG DISTANCE TELEPHONE SERVICES:

	Aggregated Usage Volume in 2004 of Outgoing Calls of Circuit Switched Long Distance Telephone (minutes)	3.9433 billion	3.1105 billion
	• Domestic Long Distance	3.8849 billion	3.0639 billion
	• International, Hong Kong, Macau & Taiwan Long-Distance	0.0584 billion	0.0466 billion
	Aggregated Usage Volume in 2004 of Outgoing Calls of IP Telephone (minutes)	5.2267 billion	4.1539 billion
	• Domestic Long Distance	5.1739 billion	4.1123 billion
	• International, Hong Kong, Macau & Taiwan Long-Distance	0.0528 billion	0.0416 billion

3.	INTERNET SERVICES:

	Aggregated Number of Internet Subscribers	13.019 million	12.908 million

Notes:

1.        All the Aggregated Numbers recorded for the months of April 2004 and May 2004 are aggregated data reported at 24:00 on 30 April 2004 and 31 May 2004 respectively.

2.        The accounting period of all Aggregated Net Additions in 2004 and all Aggregated Usage Volumes in 2004 for the month of May 2004 is the period commencing from 0:00 on 1 January 2004 to 24:00 on 31 May 2004 respectively.

3.        Additional information for Cellular Services:

Operational Statistics for Cellular Services for May 2004 and its comparative figures for April 2004 are analysed by the original listed service areas (annotation (a)) and the newly acquired service areas (annotation (b)) as follows:

	May 2004		April 2004
	Original Listed Service Areas	Newly Acquired Service Areas	Original Listed Service Areas	Newly Acquired Service Areas

GSM Cellular Services
Aggregated Number of Subscribers	68.469 million	9.299 million	67.541 million	9.201 million
Aggregated Net Addition in 2004 of Subscribers	4.546 million	0.652 million	3.617 million	0.555 million

CDMA Cellular Services
Aggregated Number of Subscribers	20.508 million	2.492 million	19.876 million	2.424 million
Aggregated Net Addition in 2004 of Subscribers	3.599 million	0.456 million	2.966 million	0.388 million

Annotations:

(a)      The Original Listed Service Areas mean the twenty-one provinces, cities and autonomous regions in the PRC for which cellular services are provided by the Company, including Guangdong, Jiangsu, Zhejiang, Fujian, Liaoning, Shandong, Anhui, Hebei, Hubei, Beijing, Shanghai, Tianjin, Jilin, Heilongjiang, Jiangxi, Henan, Shaanxi, Sichuan, Chongqing, Guangxi Zhuang and Xinjiang Uygur.

(b)      The Newly Acquired Service Areas mean the nine provinces, cities and autonomous regions in the PRC of which the cellular services had been acquired by the Company from China Unicom (BVI) limited on 31 December 2003, including Shanxi, Inner Mongolia, Hunan, Hainan, Yunnan, Ningxia, Gansu, Qinghai and Xizang.

4.        CDMA prepaid service has already been launched in 25 provinces, cities and autonomous regions, including Beijing, Tianjin, Hebei, Shanxi, Inner Mongolia, Jilin, Heilongjiang, Shanghai, Jiangsu, Anhui, Jiangxi, Shandong, Henan, Hubei, Hunan, Guangdong, Guangxi, Hainan, Yunnan, Chongqing, Sichuan, Xizang, Shaanxi, Gansu and Xinjiang.

Caution Statement

The Board wishes to remind investors that the above operational statistics for the months of April and May 2004 are based on the Group’s internal records. Investors are cautioned not to unduly rely on such statistics. In the meantime, investors are advised to exercise caution in dealing in the shares of the Company.

The Board of Directors of the Company comprises of:

Executive Directors:	Wang Jianzhou, Tong Jilu, Zhao Le, Lo Wing Yan, William and Ye Fengping

Non-executive Director:	Liu Yunjie

Independent Non-executive Directors:	Wu Jinglian, Shan Weijian, Craig O. McCaw (Alternate Director to Craig O. McCaw: C. James Judson), Cheung Wing Lam, Linus

By Order of the Board
CHINA UNICOM LIMITED
YEE FOO HEI
Company Secretary

Hong Kong, 17 June 2004